Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the filing of this Statement on Schedule 13G on his or her behalf.

Date: February 7, 2011

/s/ Cornelius B. Prior, Jr.
Cornelius B. Prior, Jr.

/s/ Gertrude J. Prior
Gertrude J. Prior

Cornelius B. Prior, Jr. 2004 Grantor Retained
Annuity Trust

/s/ Gertrude J. Prior
By: Gertrude J. Prior, Trustee